SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              Microlog Corporation
     -----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

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    22(a)(2) of Schedule 14A.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    (2) Aggregate number of securities to which transaction applies:

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:
                                ------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
                                                      --------------------------
    (3) Filing Party:
                      ----------------------------------------------------------
    (4) Date Filed:
                    ----------------

                              MICROLOG CORPORATION

                              20270 Goldenrod Lane
                            Germantown, MD 20876-4070

                            -----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 22, 2002

                            -----------------------

To our shareholders:

         The 2002 annual meeting of shareholders of Microlog Corporation will be held on April 22, 2002, at 10:00 a.m., local time, at Microlog's corporate headquarters, located at 20270 Goldenrod Lane, Germantown, Maryland 20876, for the following purposes:

         (1) to consider and vote upon a proposal to elect three directors of Microlog;

         (2) to consider and vote upon a proposal to amend Microlog's articles of incorporation (Charter Amendment Proposal) to increase the number of authorized shares of all classes of capital stock from 14,000,100 shares to 21,000,100 shares and to increase the number of authorized shares of common stock from 13,000,000 shares to 20,000,000 shares;

         (3) to consider and vote upon an amendment to the Microlog Corporation 1995 Employee Stock Option Plan (Employee Stock Option Plan Amendment) to increase the number of shares of Common Stock that may be issued thereunder by 1,000,000 shares from 1,600,000 to 2,600,000 shares;

         (4) to consider and vote upon an amendment to the Microlog Corporation 1989 Non-Employee Director Non-Qualified Stock Option Plan (Director Stock Option Plan Amendment), referred to as the "Director Plan", to increase the number of shares of Common Stock that may be issued thereunder by 250,000 shares from 250,000 shares to 500,000;

         (5) to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.


         Only shareholders of record at the close of business on February 27, 2002 will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment of the meeting.


                                   By Order of the Board of Directors,

                                   /s/ John Mears

                                   John C. Mears
                                   President and Chief Executive Officer

Germantown, Maryland
March 7, 2002


--------------------------------------------------------------------------------
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY AT THE MEETING.
--------------------------------------------------------------------------------

                              MICROLOG CORPORATION
                              20270 GOLDENROD LANE
                            GERMANTOWN, MD 20876-4070

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 22, 2002

                             -----------------------
                                 PROXY STATEMENT
                             -----------------------

                               GENERAL INFORMATION

PROXY SOLICITATION

         This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Microlog Corporation for use at Microlog's 2002 annual meeting of shareholders to be held on Monday, April 22, 2002 at 10:00 a.m., local time, at Microlog's corporate headquarters, 20270 Goldenrod Lane, Germantown, Maryland, and at any adjournment or postponement thereof. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

         Microlog will pay the cost of proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of Microlog and its subsidiaries may solicit proxies by personal interview, telephone, facsimile and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. Microlog may also make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. Microlog will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

         The proxy statement and the enclosed proxy are first being mailed to Microlog's shareholders on or about March 22, 2002.

VOTING AND REVOCABILITY OF PROXIES

         A proxy for use at the annual meeting and a return envelope are enclosed. Shares of Microlog's common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in the proxy. IF NO INSTRUCTIONS ARE INDICATED, THE SHARES WILL BE VOTED "FOR" APPROVAL OF EACH PROPOSAL CONSIDERED AT THE ANNUAL MEETING. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters which are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, the persons named in the accompanying proxy will vote on such matter in their own discretion.

         A shareholder who has given a proxy may revoke it at any time before its exercise at the annual meeting by (1) giving written notice of revocation to the Corporate Secretary of Microlog, (2) properly submitting to Microlog a duly executed proxy bearing a later date or (3) voting in person at the annual meeting. Unless revoked, the shares represented by each such proxy will be voted at the meeting and any adjournment or postponement of the meeting. Presence at the meeting of a shareholder who has signed a proxy but does not provide a notice of revocation or request to vote in person does not revoke that proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Microlog Corporation, 20270 Goldenrod Lane, Germantown, MD 20876-4070, Attention: Corporate Secretary.

VOTING PROCEDURE


         All holders of record of the common stock at the close of business on February 27, 2002 will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder. As of February 27, 2002, there were 7,106,938 shares of common stock outstanding.


         The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

         The election of the board of directors' nominees for director will require the affirmative vote of a plurality of the votes cast at the annual meeting. Approval of the proposal to amend Microlog's articles of incorporation will require the affirmative vote of holders of a majority of the shares of common stock outstanding on the record date for the annual meeting.

         Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting. Votes may be cast for, against or as abstentions. Abstentions will be counted for purposes of determining the shares present or represented at the annual meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote against the proposal to approve an amendment to the Microlog's articles of incorporation. Abstentions will not affect whether the proposal for election of directors is approved at the annual meeting.

         Broker-dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker-dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which under such rules, typically include the election of directors. Broker-dealers may not vote such shares on other matters without specific instructions from the customers who beneficially own such shares. Proxies signed and submitted by broker-dealers which have not been voted on matters described in the previous sentence are referred to as broker non-votes. Broker non-votes on a particular matter are not deemed to be shares entitled to vote on such matters and, assuming the presence of a quorum, will not affect whether the proposal for election of directors is approved at the annual meeting. Broker non-votes will have the same effect as a vote against the proposal to approve the amendment to Microlog's articles of incorporation, which will require approval by the affirmative vote of holders of a majority of the shares of common stock outstanding on the record date for the annual meeting.

         Microlog is required to file an annual report on Form 10-K for the fiscal year ended October 31, 2001 with the SEC. Shareholders can obtain, free of charge, a copy of the annual report by writing to Microlog Corporation, 20270 Goldenrod Lane, Germantown, MD 20876-4070, Attention: Corporate Secretary.

                               SECURITY OWNERSHIP

         The information presented below regarding beneficial ownership of the common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right.

         As of February 27, 2002, there were 7,106,938 shares of common stock outstanding.

PRINCIPAL SHAREHOLDERS

         The following table presents, as of February 27, 2002, information based upon Microlog's records and filings with the SEC regarding each person, other than a director, director nominee or executive officer of Microlog, known to Microlog to be the beneficial owner of more than 5% of the outstanding common stock:

                                                  AMOUNT AND
                                                  NATURE OF
                    NAME AND ADDRESS OF           BENEFICIAL        PERCENT OF
                     BENEFICIAL OWNER             OWNERSHIP           CLASS
                    -------------------           ----------        ----------

         TFX Equities, Inc ..................... 6,416,667 (1)       59.1% (3)
           630 West Germantown Pike
           Plymouth Meeting, PA  19462

         Hathaway & Associates, Ltd.............   373,000 (2)        5.2% (3)
           119 Rowayton Avenue
           Rowayton, CT  06853

         (1) (i) Based upon information provided to Microlog by Teleflex Incorporated, who has sole dispositive power and sole voting power with respect to all of the shares shown. (ii) Includes 3,000,000 common stock equivalents issuable upon conversion of $750,000 principal amount of 12% Subordinated Convertible Debenture note payable owed to Teleflex Incorporated. (iii) Also includes conversion of Detachable Warrants to 750,000 shares of Common Stock.

         (2) Based upon a Schedule 13F filed with the SEC on January 16, 2001. Hathaway & Associates, Ltd. reports that it has sole voting power and sole dispositive power with respect to all of the shares shown.

         (3) Upon issue of the 3,000,000 shares and conversion of Detachable Warrants in (1)(ii), the total number of outstanding shares increases to 10,856,938.

SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

         The following table presents, as of February 27, 2002, information regarding the beneficial ownership of the common stock by each director and nominee to the board of directors, each executive officer of Microlog named in the summary compensation table under the "Executive Compensation" section of this proxy statement, and all directors and executive officers of Microlog as a group:

NAME OF                               AMOUNT AND NATURE OF        PERCENTAGE OF
BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP        OWNERSHIP (1)
----------------                      --------------------        -------------
Randall P. Gaboriault(2).............       24,000                     *
David M. Gische(3)...................       58,000                     *
Joseph Brookman(4) ..................       14,000                     *
David B. Levi(5).....................       87,000                    1.2%
Joe J. Lynn..........................      310,000                    4.4%
John C. Mears  (6)...................      316,800                    4.5%
John J. Sickler(7)...................       24,000                     *
 All directors and executive
  officers as a group................      833,800                   11.7%

----------------------------
 o    Less than one percent.

(1) The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting or investment power within 60 days. As used in this proxy statement, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as noted, each shareholder has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. For calculation purposes the total number of outstanding shares is considered to be 10,126,938 per note (3) above.

(2)   Includes 4,000 options granted on December 19, 2001.

(3) Includes (i) 4,000 options granted on December 19, 2001 and (ii) 3,000 shares held of record by Mr. Gische's spouse. Mr. Gische disclaims beneficial ownership of the shares held by his spouse.
(4) Includes 10,000 options granted on October 18, 2001 and 4,000 options granted on December 19, 2001.

(5)   Includes 4,000 options granted on December 19, 2001.

(6) Shares beneficially owned by Mr. Mears include 283,000 shares that Mr. Mears has the right to purchase within 60 days of February 27, 2002 pursuant to the exercise of options. [Shares benefically owned by Mr. Mears for which he shares dispositive power include 28,000 shares credited to his participant account in the Company's 401(k) retirement savings plan, which are voted by the plans trustee.] He also owns 5,800 shares outright.

(7) Includes 4,000 options granted on December 19, 2001.


                              ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

NOMINEES FOR ELECTION AS DIRECTORS

         Microlog's articles of incorporation and bylaws provide that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in the year 2003 and at the annual meeting of shareholders in the year 2004, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire. Any director appointed to fill any vacancy occurring on the board of directors, including any vacancy created by an increase in the number of directors, shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred.

         Randall P. Gaboriault, Joe J. Lynn, and John J. Sickler have been nominated for election to the class with a three-year term, which will expire at the annual meeting of shareholders in the year 2004. Each of the nominees is an incumbent director.

APPROVAL OF NOMINEES

         Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. Microlog does not anticipate that any nominee will be unable or unwilling to serve as a director.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF MICROLOG VOTE "FOR" THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

         Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.


                    NOMINEES FOR ELECTION FOR THREE-YEAR TERM

         NAME                              AGE      DIRECTOR SINCE
         ----                              ---      --------------
         Randall P. Gaboriault...........   32          1999
         Joe J. Lynn ....................   69          1969
         John J. Sickler.................   58          1999


         RANDALL P. GABORIAULT is the Director of Information Technology for Teleflex Incorporated; he has held the post since early 1998. His position at Teleflex concentrates on leading the strategic and tactical use of technology on a global basis in conjunction with the business market strategy. This includes information systems, e-commerce and the Internet. Additionally, Mr. Gaboriault is a member of the Teleflex corporate management team working with the M&A group and participating in the development of business strategy. Mr. Gaboriault graduated from Temple University and served as a member of the Board of Trustees. Prior to Teleflex, Mr. Gaboriault managed his own technology consulting practice and is also a founding principal in a Philadelphia based internet service provider and data security firm which he has since sold. Mr. Gaboriault has spoken at technology related conferences and is regarded for his expertise in the Internet arena.

         JOE J. LYNN retired from his position as Chief Development Officer of Microlog, in which he served from January 1, 1997 through January 15, 1998. Previously, Mr. Lynn was Chief Executive Officer of Microlog from May 1, 1991 through January 1, 1997, and President of Microlog from October 1989 to June 1992, and prior thereto he served as Executive Vice President of Microlog and as President of Microlog's subsidiary, Microlog Corporation of Maryland. From 1966 until 1970, Mr. Lynn was employed as a manager with DBA Systems, Inc. From 1961 to 1966, he served as a manager at the Kennedy Space Flight Center for RCA, which is presently a subsidiary of General Electric Company.

         JOHN J. SICKLER has served in various management positions with Teleflex Incorporated over the last 29 years. In 2000 he was appointed Vice Chairman of Teleflex Incorporated and Chairman of the Medical Group. He is a director of New Century Bank. He is a member of the Board of Trustees of Phoenixville Hospital of the University of Pennsylvania Health System.


                      DIRECTORS WHOSE TERMS EXPIRE IN 2003

         NAME                            AGE      DIRECTOR SINCE
         ----                            ---      --------------
         W. Joseph Brookman.............  44           2001
         John C. Mears  ................  48           2000



         JOHN C. MEARS was appointed President and Chief Executive Officer on October 16, 2000. He became Managing Director, Chief Operating Officer upon Stephen Smith's resignation effective February 16, 2000. Mr. Mears was the Executive Vice President of Operations beginning in December 1999, and was the Senior Vice President of Product Development for Microlog from August 1996 until December 1999. Mr. Mears was with International Business Machines (IBM) from 1990 to 1996 in key management positions associated with their IVR, CTI, and Network product departments. From 1978 to 1990 he held various technical, business development, and management positions in multiple divisions of IBM. Mr. Mears holds both a bachelor's and master's degree in electrical engineering from the University of Florida.


         W. JOSEPH BROOKMAN was appointed to the Board on October 18, 2001, under the terms of the Teleflex convertible subordinated debenture dated September 25, 2001. Mr. Brookman is presently an independent consultant, focusing on marketing and market analysis for his clients. Mr. Brookman was co-founder, COO, CIO and CTO of Qtopics Inc. an internet software company providing community building user-to-user polling and communications services to web businesses and consumers. Before starting Qtopics, he founded Personal Choice Media, a company to warehouse, market, deliver and mass customize digital goods as a service to internet and traditional retailers. Previous to that, he worked at Hewlett Packard (HP) where he created the AT&T and HP Electronic Commerce Alliance. Prior to working at HP, Joe provided business and strategic planning, and operations support for Novell's UNIX Systems Laboratories (USL), and was instrumental in the successful spin off of the technology to the Santa Cruz Operation, and Hewlett Packard.


                      DIRECTORS WHOSE TERMS EXPIRE IN 2004

         NAME                            AGE      DIRECTOR SINCE
         ----                            ---      --------------
         David M. Gische   .............  52           1985
         David B. Levi  ................  68           1997


         DAVID M. GISCHE, an attorney, has been associated with the law firm of Ross, Dixon & Bell in Washington, D.C. since November 1983. From September 1978 until November 1983, Mr. Gische was associated with the Washington, D.C. law firm of Hogan & Hartson LLP, counsel to Microlog.

         DAVID B. LEVI served as President and Chief Executive Officer of Microlog on an interim basis between March and June of 1999. From November 1998 through March 1999, Mr. Levi also served as a consultant to Microlog. Mr. Levi served as President of Natural Micro Systems Corporation, a provider of hardware and software for developers of high-value telecommunications solutions, from June 1991 to April 1995. In November 1995, Mr. Levi became President of Voice Processing Corp. (VPC) and Mr. Levi served as Chief Operating Officer of VCS until his retirement in October 1997. Prior to 1991, Mr. Levi held Chief Executive Officer and Chief Operating Officer positions at Raytheon Data Systems (a division of Raytheon Corp.), Centronics Data Computer Corp., and Raster Technologies, Inc., and consulted to regional Bell operating companies.

         Of the incumbent directors immediately before the annual meeting, Randall P. Gaboriault and John J. Sickler were appointed to the board of directors in accordance with the investment agreement, dated as of July 1, 1999, between Microlog and TFX Equities, Inc. Mr. Sickler was appointed to the board of directors upon the purchase by TFX Equities of 854,563 shares of common stock for an aggregate of $1.3 million, effective July 1, 1999, and Mr. Gaboriault was appointed to the board of directors upon the purchase by TFX Equities of an additional 1,812,104 shares of common stock for an aggregate of $2.7 million, effective October 4, 1999.

         The authorized number of directors is a maximum of eight. However, proxies may not be voted at the annual meeting for a greater number of persons than the number of nominees named in this proxy statement. In January 2001, Steven R. Delmar's resignation as a director created a vacancy in the class of directors whose term expires in 2003. In May 2001, Robert E. Gray, Jr. resigned as a director, creating another vacancy in the class of directors whose term expires in 2003. The terms of the Teleflex convertible subordinated debenture dated September 25, 2001 required that the Company appoint an outside director within 30 days who is acceptable to Teleflex and has appropriate industry knowledge. To fulfill this requirement, W. Joseph Brookman was appointed to the Board by unanimous consent on October 18, 2001, in the class of directors whose term expires in 2003.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD


         The board of directors held ten meetings during Microlog's 2001 fiscal year, which ended on October 31, 2001. During fiscal 2001, each of the directors attended at least 90% of the aggregate of the total number of meetings held during the period he served as a director and the total number of meetings held by each committee of the board of directors on which he served during the period for which he served.


         The board of directors currently has standing audit and compensation committees.


         The compensation committee, which met four times during fiscal 2001, consists of Messrs. Gaboriault, Gische, Levi and Lynn. The compensation committee is responsible for establishing the compensation and benefits of the executive officers and certain other employees of Microlog, monitoring compensation arrangements for management employees for consistency with corporate objectives and shareholders' interests, and administering Microlog's stock option plans.

         The audit committee, which held four meetings during fiscal 2001, currently consists of Messrs. Sickler, Gische, and Lynn. The audit committee recommends engagement of Microlog's independent auditors and is primarily responsible for (1) the scope of the independent auditors' annual audit and their compensation, (2) the general policies and procedures of Microlog with respect to accounting and financial controls and (3) any change in accounting principles, significant audit adjustments proposed by the auditors and any recommendations that the auditors may have with respect to policies and procedures. The scope of the audit committee's duties are detailed in the committee's charter, which the board of directors adopted and approved in May 2000, and which was included as an attachment to the FY2000 proxy.



         Of the members of the audit committee during fiscal 2001, the board of directors has determined that each of Messrs. Gische and Lynn are "independent directors," as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. Based upon guidance received from the staff of the Nasdaq Stock Market, the board of directors has determined that, as a result of his employment by the parent of Microlog's largest shareholder, Mr. Sickler does not meet the definition of "independent director." Because the board of directors made a determination that Mr. Sickler's continued membership on the audit committee is required by the best interests of the corporation and its shareholders pursuant to NASD Rule 4350(d)(2)(B), which permits one exception to the independence criteria, Mr. Sickler's service on the audit committee is in compliance with the NASD rules.

DIRECTOR COMPENSATION

         Employee Directors. Directors who are also employees of Microlog do not receive any compensation, including fees or stock options, for attending meetings of the board of directors.

         Non-employee Directors. Each director who is not an employee of Microlog is entitled to receive an annual grant of a non-qualifying stock option to purchase 4,000 shares of common stock pursuant to the Microlog Corporation 1989 Non-Employee Director Non-Qualified Stock Option Plan, referred to as the "Director Plan." The option exercise price under the Director Plan is equal to 100% of the fair market value of the common stock on the date the option is granted. Options granted under the Director Plan expire if not exercised within 10 years from the date of grant.

         Effective January 1, 1999, due to financial circumstances, the board of directors unanimously agreed to cease payment of the annual $10,000 payment to non-employee directors. In fiscal 1999, the board and the shareholders adopted an amendment to the Director Plan which provides that, for so long as the board of directors' suspension of monetary compensation to non-employee directors continues, each non-employee director is entitled to receive an additional annual option to purchase up to 6,000 shares of common stock, provided however, that such non-employee director is not entitled to receive such options for periods during which such non-employee director served as an employee of, or otherwise received compensation for consulting services rendered to, Microlog.


         During fiscal 2001, Messrs. Gaboriault, Gische, Levi and Sickler each received the annual grant of options to purchase 4,000 shares of common stock. Each such director also is entitled to receive additional options to purchase 6,000 shares of common stock in lieu of receiving the monetary portion of their compensation for serving as directors during the 2001 calendar year. Mr. Brookman received his initial grant of 10,000 options to purchase shares of common stock, plus the annual grant of options to purchase 4,000 shares of common stock. However, the 6,000 share option grants due to each director in January of 2002 have not been issued as of this date due to an insufficient number of options remaining in the Director's Plan at this time. The Company intends to grant these options pending approval of Proposal 4 of this proxy statement. At February 27, 2002, options to purchase 16,000 shares of common stock were available for grant under the Director Plan.


EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

None.

EXECUTIVE COMPENSATION


         The following table shows compensation paid to John C. Mears, the chief executive officer of Microlog. Mr. Mears was the sole executive officer whose salary and bonus compensation exceeded $100,000 in fiscal 2001 and he is referred to sometimes herein as the "named executive officer."

                           SUMMARY COMPENSATION TABLE


                                                          ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                                          -------------------               ----------------------
                                                                                          SECURITIES
                                                                           OTHER ANNUAL   UNDERLYING     ALL OTHER
                                           FISCAL   SALARY        BONUS    COMPENSATION    OPTIONS      COMPENSATION
      NAME AND PRINCIPAL POSITION           YEAR     ($)           ($)        ($)(1)         (#)           ($)(2)
      ---------------------------           ----     ---           ---        ------         ---           ------
John C. Mears .........................     2001    187,500(1)                             125,000         12,101
President and Chief Executive Officer..     2000    175,583         --                     100,000          2,297
                                            1999    160,875         --                      38,000(2)       7,734

(1) (i) Mr. Mears' salary was reduced to $170,000 on July 1, 2001 in accordance with a company wide cost restructuring plan. (ii) For the eight-month period ended 6/30/01, Mr. Mears' salary was $130,800. For the four-month period ended 10/31/01, Mr. Mears' salary was $56,700 for a total of $187,500.

(2) Mr. Mears agreed to a 5% reduction in his fiscal 1999 salary effective May 1, 1999 in exchange for a grant of options to purchase 8000 shares of common stock. Options to purchase 4000 of these shares vested on May 12, 1999, the date of grant. The options to purchase the remaining 4000 shares vested on May 12, 2001.

STOCK OPTIONS GRANTS IN FISCAL 2001

         The following table contains information concerning all stock options granted during fiscal 2000 to the named executive officers:

                        OPTION GRANTS IN FISCAL YEAR 2001

                                                                                        POTENTIAL
                                                                                   REALIZABLE VALUE AT
                                                                                     ASSUMED ANNUAL
                                                    INDIVIDUAL GRANTS              RATES OF STOCK PRICE
                                                                                     APPRECIATION FOR
                                        % OF TOTAL                                    OPTION TERM(3)
                      NUMBER OF       OPTIONS GRANTED                              ---------------------
                 SHARES UNDERLYING     TO EMPLOYEES      EXERCISE    EXPIRATION
      NAME       OPTIONS GRANTED(1)   IN FISCAL YEAR   PRICE ($/SH)    DATE(2)      5% ($)       10% ($)
      ----       ------------------   --------------   ------------    -------     -------       -------

John C. Mears         100,000             28.1%          $0.625         1/8/11     $101,806      $162,109
                       25,000              7.0%          $0.23        12/20/11       $9,275       $14,914

(1) (i) All options granted to the named executive were granted under the Microlog Corporation 1995 Stock Option Plan and are exercisable for shares of common stock. These options will generally become exercisable with respect to 50% of the shares subject to such option on each of the first two anniversaries of the date of grant. (ii) Includes 25,000 options granted on December 20, 2001.

(2)   The term of each option generally may not exceed ten years.

(3) The potential realizable value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of the option, assuming that the shares appreciate in value from the option grant date compounded annually until the end of the option term at the rate specified, 5% or 10%, and that the option is exercised and sold on the last day of the option term for the appreciated share price. Potential realizable value is net of the exercise option price. The assumed rates of appreciation are specified in the rules and regulations of the SEC and do not represent Microlog's estimate or projection of future prices of the shares. There is no assurance provided to any named executive officer or any other holder of the common stock that the actual stock price appreciation over the term of the applicable options will be at the assumed 5% and 10% levels or at any other defined level.

STOCK OPTION EXERCISES IN FISCAL 2001

         The following table provides information concerning all stock options exercised during fiscal 2001 and unexercised stock options held at the end of that fiscal year by the named executive officers.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR, AND FISCAL YEAR-END OPTION VALUES




                                                        NUMBER OF SECURITIES     VALUE OF UNEXERCISED IN-
                                                       UNDERLYING UNEXERCISED     THE MONEY OPTIONS AT
                                                       OPTIONS AT 10/31/01 (#)        10/31/01 ($)
                                                       -----------------------        ------------

                 SHARES ACQUIRED ON       VALUE             EXERCISABLE/               EXERCISABLE/
      NAME          EXERCISE (#)       REALIZED ($)         UNEXERCISABLE            UNEXERCISABLE (1)
      ----          ------------       ------------         -------------            -----------------

John C. Mears            0                  0              183,000/100,000                $0/$0

(1) Calculations based on the $0.28 closing price of the common stock on October 31, 2001, the last trading day in fiscal 2001.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

         The Company is a party to an employment agreement with John C. Mears, dated as of January 8, 2001, pursuant to which Mr. Mears serves as president and chief executive officer. The agreement provides for at-will employment of Mr. Mears on a full-time basis. Mr. Mears' annual salary under the agreement is $200,000, effective November 1, 2000, and is subject to increases and discretionary bonuses on an annual basis as determined by the board of directors. Pursuant to the agreement, Mr. Mears was awarded options to purchase 100,000 shares of common stock upon his appointment as president and chief executive officer. Upon termination of employment without cause, Microlog would be obligated to pay Mr. Mears' base annual salary in twelve monthly installments following such termination and to pay his COBRA premium for health coverage for the same twelve-month period.

         On July 1, 2001, the company invoked a salary reduction plan in conjunction with its cost restructuring under which Mr. Mears's annual salary was reduced to $170,000.

TRANSACTIONS WITH RELATED PARTIES

         Microlog entered into a consulting agreement, dated as of January 1, 1998, with Mr. Lynn, pursuant to which Mr. Lynn served as a consultant to Microlog through December 31, 1999. The consulting agreement provided for Mr. Lynn to perform consulting services reasonably requested by Microlog. Mr. Lynn received annual compensation of approximately $118,000 per year and certain benefits, generally those available to Microlog's executive officers, but not including participation in the incentive stock option plan or executive bonus plan. Effective May 1, 1999, Mr. Lynn agreed to a 5% reduction to his annual compensation as part of Microlog's efforts to implement various cost-cutting measures. Pursuant to the agreement, which terminated effective December 31, 1999, Microlog paid Mr. Lynn an aggregate of $18,648.48 and benefits valued at approximately $1,881.00, during fiscal 2000.

         Microlog entered into a noncontributory deferred compensation agreement, dated June 4, 1988, with Mr. Lynn, under which Microlog is obligated to make payments to Mr. Lynn, or his beneficiaries, over the ten-year period subsequent to his retirement on or after the age 65, which period began in January 1998. The aggregate amount owed to Mr. Lynn under this agreement is payable either in equal monthly installments over the ten-year period or in an appropriately discounted single sum payment (at the election of Mr. Lynn). Mr. Lynn has elected to be paid in equal monthly installments. As of October 31, 2001, Microlog has paid Mr. Lynn an aggregate of $97,987 pursuant to this agreement, including interest at the annual rate of 8.5%. Pursuant to this agreement, an aggregate of $22,788, including interest, was paid to Mr. Lynn during fiscal 2001. As of January 31, 2002, the company is obligated to pay Mr. Lynn an aggregate of $139,765 from February 1, 2002 through the remainder of the agreement's term.

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                         BOARD OF DIRECTORS OF MICROLOG
                            ON EXECUTIVE COMPENSATION

         The compensation committee of the board of directors has prepared the following report on the Company's policies with respect to the compensation of executive officers for the fiscal year ended October 31, 2001. This report, as well as the audit committee report on page 12 and the performance graph on page 13 are not soliciting materials, are not deemed filed with the SEC and are not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

         The compensation committee is charged with making decisions with respect to the compensation of the Company's executive officers and administering the Company's stock option plans. No member of the compensation committee is an employee of the Company. During fiscal 2001, the compensation committee consisted of Messrs. Gische, Gaboriault, Levi, and Lynn.

         Decisions on compensation of Microlog Corporation's (the "Company") executives generally are made by the compensation committee of the board. Each member of the compensation committee is a non-employee director. All decisions by the compensation committee relating to the compensation of the Company's executive officers are reviewed by the full board. Set forth below is a report submitted by the compensation committee addressing the Company's compensation policies for fiscal 2001 as they affected the Company's executive officers, including the president and chief executive officer and the named executive officers.

         COMPENSATION POLICIES FOR EXECUTIVE OFFICERS. The Company's executive compensation policies are designed to provide competitive levels of compensation, assist the Company in attracting and retaining qualified executives, reward superior corporate performance, and recognize individual initiative and achievement. Measurement of corporate performance is primarily based upon Company goals and industry performance levels. The Company considers compensation paid to its executive officers to be deductible for purposes of
Section 162(m) of the Internal Revenue Code. Target levels of the executive officers' overall compensation are intended to be consistent with other executives in the Company's industry, including members of its peer group, taking into account the size and financial results of these respective companies. In the past few years, this policy has resulted in certain executive officers' overall compensation falling between the lower end and the middle of executive compensation in the Company's industry and peer group (based upon compensation surveys available to the compensation committee). The compensation committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

         RELATIONSHIP OF PERFORMANCE TO EXECUTIVE COMPENSATION. Compensation paid to the Company's executive officers in fiscal 2001, which related to the performance of the Company, consisted of the following components: base salary, grants of stock options under stock option plans, and executive perquisites.

         Base Salary. The compensation committee reviews executive base salaries on a regular basis. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public companies in the Company's geographic region. Base salaries for executive officers are reviewed annually by the compensation committee based upon, among other things, individual performance and responsibilities.

         Annual salary adjustments are recommended by the chief executive officer and president by evaluating the performance of each executive officer after considering new responsibilities and the previous year's performance. The compensation committee performs the same review of the performance of the chief executive officer and the President. Individual performance ratings take into account such factors as achievement of specific goals that are driven by the Company's strategic plan and attainment of specific individual objectives. The factors affecting base salary levels are not assigned specific weights but are subject to adjustments by the compensation committee.

         As of July 1, 2001, executives of the Company and all managers received a management-initiated base salary reduction of 15%, as a cost reduction measure, and this reduction remains in effect through this date. Reinstatement of this reduction will be determined by management based on improved financial performance of the Company.

         Cash Bonuses. The compensation committee also determines, generally on an annual basis, whether to award bonuses to executive officers based upon their individual performance or on the performance of the Company as a whole. In prior years, the board, at the recommendation of the compensation committee, has adopted specific incentive compensation arrangements for executive officers which consist of cash bonuses payable if the Company achieved certain pre-tax (and pre-bonus) profit and sales goals. The Company utilizes an executive bonus plan under which a pool of funds, determined by formula, is set aside for selected executives. The amount of funds set aside for the bonus pool is based on the Company's sales and pre-tax income. No cash bonuses were paid to executives in fiscal 2001.

         Stock Options. A third component of executive officers' compensation consists of awards under the Microlog Corporation 1995 Stock Option Plan, pursuant to which the Company grants executive officers and other key employees options to purchase shares of common stock.

         The compensation committee grants stock options to the Company's executives in order to align their interests with the interests of the stockholders. Stock options are considered by the compensation committee to be an effective long-term incentive because the executives' gains are linked to increases in the value of the common stock, which in turn provides stockholder gains. The compensation committee generally grants options to new executive officers and other key employees upon their commencement of employment with the Company and annually thereafter. The options generally are granted at an exercise price equal to the closing market price of the common stock at the date of the grant. Options granted to executive officers typically vest over a period of two to four years following the date of grant. The maximum option term is ten years. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for the Company's stockholders through appreciation of stock price. Management of the Company believes that stock options have been helpful in attracting and retaining skilled executive personnel.

         Stock option grants made to executive officers in fiscal 2001 reflect significant individual contributions relating to the Company's operations and implementation of the Company's development and growth programs. Certain newly hired executive officers also received stock option grants at the time of their employment with the Company. During fiscal 2001, the Company granted stock options to purchase an aggregate of 330,850 shares of common stock to approximately 32 employees, including options to purchase an aggregate of 100,000 shares of common stock to the one employee who served as an executive officer during all or a portion of fiscal 2001. The per share option exercise prices of such options ranged from $0.23 to $0.625 which generally equaled the fair market value of a share of common stock on the respective dates of grant.

         Executive Perquisites. The Company's Board of Directors authorizes certain perquisites for its executive officers, which the compensation committee has determined are customary for similar companies. As a part of the Company's cost reduction measures, management has suspended all executive perquisites except for enhanced disability insurance.

         Other Compensation. In addition to the compensation paid to executive officers as described above, executive officers and other key employees are authorized by the Board to receive benefits under the Company's Medical Reimbursement Plan (along with the Executive Medical Reimbursement Plan health benefits of up to $7,500 per executive). As a cost-saving measure, management has suspended participation in this program. Executive officers are entitled to receive, along with and on the same terms as other eligible employees, matching contributions under the Microlog Corporation 401(k) Retirement Savings Plan equal to 50% of the first 4% of such participant's annual contribution by salary and/or bonus deferral to the 401(k) Plan. As a cost-saving measure, management suspended such matching contributions effective July 1, 2001.

         CEO Compensation. The executive compensation policy described above is applied in setting the compensation of the Company's president and chief executive officer. The chief executive's compensation also generally consists of annual base salary, annual bonus and long-term equity-linked compensation. The compensation committee's general approach in establishing the chief executive's compensation is to be competitive with peer companies, but to have a large percentage of the target compensation based upon the long-term performance of the Company, as reflected in part in the market price of the common stock.

         The compensation of Mr. Mears included an annual base salary of $200,000, which was reduced to $170,000 on July 1, 2001, earned bonuses of $0, and total accumulated stock options of 125,000 pursuant to the company's 1995 Stock Option Plan.

         Respectfully submitted on February 15, 2002 by the members of the compensation committee of the board of directors:

                                   David M. Gische, Chair
                                    Randall P. Gaboriault
                                            David B. Levi
                                              Joe J. Lynn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         The current members of the compensation committee are Messrs. Gische, Gaboriault, Levi, and Lynn. There are no interlock relationships as defined in the applicable SEC rules. For a description of certain transactions between such individuals and the Company, see "Transactions with Related Parties".

AUDIT COMMITTEE REPORT

         The audit committee reviews the Company's financial reporting process on behalf of the board of directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in the 2001 Annual Report on SEC Form 10-K with the Company's management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

         The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

         In reliance on the reviews and discussions referred to above, the committee recommended to the board, and the board has approved, the inclusion of the audited financial statements in the Company's Annual Report on SEC Form 10-K for the year ended October 31, 2001, for filing with the Securities and Exchange Commission.

         Respectfully submitted on February 15, 2002 by the members of the audit committee of the board of directors:

                                       John J. Sickler, Chair
                                       David M. Gische
                                       Joe J. Lynn



                             INDEPENDENT ACCOUNTANTS

         Grant Thornton LLP has acted as Microlog's independent accountants for Microlog's 2001 fiscal year and has been selected to act as Microlog's independent accountants for the 2002 fiscal year. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

         The following table sets forth the aggregate fees billed to the Company for the fiscal year ended October 31, 2001 by Grant Thornton LLP:

         AUDIT FEES ....................................         $ 69,000
         FINANCIAL INFORMATION SYSTEMS DESIGN AND
         IMPLEMENTATION FEES  ..........................                0
         ALL OTHER FEES                                            12,035
                                                                  -------

                                                                  $81,035

         The amounts shown above include out-of-pocket expenses incurred by Grant Thornton in connection with the provision of such services, the amount shown for "Audit Fees" also includes fees relating to quarterly reviews of unaudited financial statements, and the amount shown for "All Other Fees" also includes fees relating to tax returns and benefit plan audits. The audit committee of the board of directors considered whether Grant Thornton's provision of the services generating "All Other Fees" is compatible with maintaining Grant Thornton's independence.

         The Company engaged Grant Thornton LLP as its new independent accountant as of July 12, 1999. The decision to engage Grant Thornton LLP was approved by the audit committee and board of directors.

COMPARATIVE COMPANY PERFORMANCE


         The following line graph compares cumulative total shareholder return for the Company with a performance indicator of the NASDAQ Stock Market, and a peer group index over the last five fiscal years. The 2001 peer group consists of Apropos Technology, Inc., e-Gain Communications Corp., Davox Corporation, Interactive Intelligence, Inc., and LivePerson. The peer group index included in Microlog's proxy statement for its 2000 annual meeting of shareholders included Active Voice Corporation, Davox Corporation, Intervoice-Brite, Inc., Syntellect, Inc. and TALX Corporation. In accordance with SEC rules, however, the peer group index included in the proxy statement for the 2000 annual meeting is also included below as the "2000 Peer Group Index."

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG MICROLOG CORPORATION,
                    NASDAQ MARKET INDEX, AND PEER GROUP INDEX


                              1996          1997         1998       1999         2000
Microlog Corporation          100           138.1        20.25      28.57        18.46
Peer Group Index              100            86.84211    18.75      80.32407     37.20736
Nasdaq Market Index           100           123.82      150.82     258.09       200.98
2000 Peer Group Index         107.71        119.49      111.08     126.63       122.39





                      Assumes $100 Invested on Nov. 1, 1996
                          Assumes Dividends Reinvested
                       Fiscal Year Ending October 31, 2001

                           CHARTER AMENDMENT PROPOSAL
                                  (PROPOSAL 2)


         Microlog's articles of incorporation currently authorizes the issuance of a total of 13,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, 100 shares of Series A, convertible preferred stock, par value $.01 for a total authorized capital stock of 14,000,100 shares. The shareholders are asked to consider and vote upon a proposal to amend the articles of incorporation to increase the number of authorized shares of Microlog capital stock from 14,000,100 to 20,000,100 and to increase the number of authorized shares of common stock from 13,000,000 to 20,000,000 shares. The number of authorized shares of preferred stock will remain fixed at 1,000,000 shares and the number of authorized Series A convertible preferred shares will remain at 100. The board of directors approved the proposed amendment to the articles of incorporation at a meeting held on February 15, 2002.


         Of the presently authorized 13,000,000 shares of common stock, 7,106,938 shares were outstanding as of February 27, 2002 and an additional 2,249,167 shares, referred to as "reserved shares," were reserved for issuance under Microlog's benefit plans and outstanding options. If the charter amendment proposal is approved, Microlog would have available for future issuance, excluding the reserved shares, approximately 10,643,895 shares of common stock as of February 28, 2002 of which, approximately 8,450,000 of these additional shares may be required for issuance if certain future events take place.

         These events can be categorized as:

            (1) Conversion of current and probable future debenture debt, including warrant coverage (7,200,000 shares)

            (2) Additional coverage for employee and director stock options (1,250,000 shares)

         Specifically, if converted the current $750K debentures and the associated warrants will require the issuance of 3,750,000 shares. Additionally, as discussed in the 10K report, the company has signed a term sheet whereby an additional $500,000 convertible preferred debenture note could be signed which would include warrants. In the event that the note and associated warrants were converted, the company would need to issue another incremental 3,000,000 shares. According to the provisions of the pending convertible debenture note agreement, the company would be subject to a penalty for not achieving profitability from operations (before interest, depreciation and taxes) which would be paid in the form of preferred stock warrants which can be converted to common stock of up to 450,000 shares. If the charter amendment proposal is not approved, Microlog will not have a sufficient number of shares to cover its new obligations.


              The chart below summarizes the aforementioned status:

                       SCHEDULE OF COMMON SHARES
================================================================================
Original common authorization                                10,000,000
Last year's authorization                                     3,000,000
                                                             ----------
TOTAL COMMON AUTHORIZED TO DATE                              13,000,000
                                                             ==========

Shares outstanding                                            7,106,938
Employee option coverage                                      1,600,000
Director option coverage                                        250,000
1986 option plan residual outstanding                            94,167
Consultant option plan outstanding                              305,000
Treasury stock                                                  601,870
                                                             ----------
TOTAL OLD COVERAGE OBLIGATION                                 9,957,975
                                                             ----------

                                                             ==========
TOTAL AVAILABLE BEFORE NEW OBLIGATIONS                        3,042,025
                                                             ==========

Required 750k debenture coverage                              3,000,000
750k debenture warrant coverage                                 750,000
Required 500k debenture coverage                              2,500,000
500k warrant coverage                                           500,000
500k warrant penalty coverage                                   450,000
New employee options                                          1,000,000
New director options                                            250,000
                                                             ----------
TOTAL NEW COVERAGE OBLIGATION                                 8,450,000
                                                             ==========

DEFICIT RESULTING FROM NEW COVERAGE OBLIGATION               (5,407,975)
                                                             ==========

REQUESTED NEW SHARES (COMMON)                                 7,000,000
                                                             ==========

NET AVAILABLE FOR OTHER USES (MIN)                            1,592,025
                                                             ==========

================================================================================


         Although Microlog has no present plans or commitments to issue the proposed additional authorized shares of common stock, the additional shares would be available for issuance without further action by the Company's shareholders except as required by law or regulation, including requirements of the Nasdaq Stock Market. The board of directors believes that the authorization of the additional shares is desirable so that there will be sufficient shares available for issuance for purposes that the board of directors may hereafter determine to be in the best interests of Microlog and its shareholders. These purposes could include additional offers of shares for cash and acquisitions of complementary businesses, as well as the declaration of stock splits, stock dividends and other general corporate purposes. In many situations, prompt action may be required which would not permit Microlog to seek shareholder approval to authorize additional shares for a specific transaction on a timely basis. The board of directors believes it should have the flexibility to act promptly in the best interests of Microlog and its shareholders. The terms of any future issuance of common stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

         The proposed increase in the authorized shares of common stock is designed to provide flexibility to the board of directors. However, these additional shares, if issued, could be used to create impediments to, or otherwise discourage, persons attempting to gain control of Microlog, and would have a dilutive effect on shareholders.

         If the shareholders approve the proposal to increase the number of authorized shares of common stock, the additional authorized shares will be part of the existing class of common stock and will increase the number of shares of common stock available for issuance by the Company, but will have no effect upon the terms of the common stock or the rights of the holders of such shares. If and when issued, the proposed additional authorized shares of common stock will have the same rights and privileges as the shares of common stock currently outstanding.

         If the charter amendment proposal is approved by the shareholders, the first paragraph of Article 4. of the articles of incorporation would read in its entirety as follows:


         "Article 4. Capital Stock. The aggregate number of shares of all classes of the capital stock which the Corporation shall have authority to issue is twenty-one million one hundred shares (21,000,100), of which twenty million (20,000,000) shall be common stock, par value $.01 per share, one million (1,000,000) shall be serial preferred stock, par value $.01 per share and one hundred (100) shall be Series A convertible preferred stock, par value $0.01 per share. The board of directors of the Corporation may determine the times when, the terms under which and the consideration for which the Corporation shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by the Corporation."


         If the proposal is approved by the stockholders, the proposed amendment to the articles of incorporation will become effective upon the filing of articles of amendment with the State Corporation Commission of the Commonwealth of Virginia after the annual meeting.

APPROVAL OF PROPOSAL 2

         Approval of the charter amendment proposal will require the affirmative vote of holders of a majority of the shares of common stock outstanding on the record date for the annual meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF MICROLOG VOTE "FOR" THE CHARTER AMENDMENT PROPOSAL.

                      EMPLOYEE STOCK OPTION PLAN AMENDMENT
                                  (PROPOSAL 3)

The Board of Directors has adopted, subject to shareholder approval, an amendment (the "Employee Plan Amendment") to the Company's 1995 Stock Option Plan (the "Employee Plan ") in order to ensure that the Employee Plan remains a viable means for attracting and retaining qualified individuals to serve as full-time employees of the Company or any of its subsidiaries, including employees who are officers of the Company and its subsidiaries. The Employee Plan Amendment would increase from 1,600,000 to 2,600,000 the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Employee Plan. The amount of the increase is intended to make available enough options for certain new employees that the chief executive officer may seek to employ with the Company, as well as for grants to existing employees to encourage them to remain with the Company during a difficult period.

         The purposes of the proposed Employee Plan Amendment are as follows. The proposed increase in the number of shares reserved for issuance under the Employee Plan is to ensure that there remains a sufficient number of shares issuable under the Employee Plan to provide, as the Compensation Committee of the Board of Directors may determine from time to time in accordance with the Employee Plan, (i) for continuing grants to eligible executive officers and employees and (ii) initial grants to new executive officers and employees, including to a new chief executive officer and other employees that the new chief executive officer may seek to bring into the Company. The proposed increase in the number of shares authorized to be awarded pursuant to the Employee Plan is to ensure that the Company can continue to attract and retain qualified individuals to serve as executive officers and other full-time employees of the Company and that existing executive officers and full-time employees continue to expend maximum effort on the growth and success of the Company.

         The Board believes the proposed Employee Plan Amendment will enable the Employee Plan to serve as a means of attracting and retaining qualified individuals to serve as executive officers and other valuable employees of the Company. The Company believes that, in the absence of the proposed Employee Plan Amendment, the number of shares authorized to be issued upon exercise of options granted under the Employee Plan would become insufficient to permit new option grants within the 2002 fiscal year.

         THE PRINCIPAL PROVISIONS OF THE EMPLOYEE PLAN ARE SUMMARIZED BELOW. SUCH SUMMARY DOES NOT, HOWEVER, PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE EMPLOYEE PLAN.

DESCRIPTION OF THE EMPLOYEE PLAN

         The Employee Plan was adopted by the Board of Directors in September 1995 and amended on December 20, 1995 and June 21, 1999. Under the terms of the Employee Plan, 1,600,000 shares of Common Stock of the Company are reserved for issuance to employees of the Company and its subsidiaries upon exercise of options granted under the Employee Plan. Based upon the closing price of the Company's Common Stock on February 14, 2002, the aggregate market value of the total number of shares of Common Stock underlying the stock options available for grant pursuant to the Employee Plan, including the shares reserved for issuance that are subject to shareholder approval, is $400,000. The Compensation Committee, presently consisting of four directors of the Company, Messrs. Gische, Gaboriault, Levi, and Lynn, none of whom is an officer or salaried employee of the Company, has authority to administer the Employee Plan and grant options thereunder.


         Incentive stock options may be granted under the Employee Plan from time to time to any full-time employee of the Company or any of its subsidiaries, including employees who are officers of the Company and its subsidiaries (approximately 36 in number as of February 27, 2002). The maximum number of shares of Common Stock subject to options that may be granted under the Employee Plan to any executive officer or other employee is 500,000 shares. Non-Employee Directors are not eligible to receive options under the Employee Plan. No option may be granted under the Employee Plan after the tenth anniversary of the effective date of the Employee Plan, September 28, 2005.


         Under the Employee Plan, the option price of incentive stock options may not be less than the fair market value of the shares underlying the option on the date the option is granted (or less than 110% of the fair market value in the case of a person who owns more than 10% of the Company's Common Stock). The option price of non-qualified options may not be less than the par value of the shares underlying the option. The aggregate fair market value of Common Stock (determined at the time the option is granted) with respect to which incentive stock options granted under the Employee Plan (and all other benefit plans of the Company) are exercisable for the first time by any employee during any calendar year, may not exceed $100,000. Payment for shares purchased under the Employee Plan may be made either in cash or cash equivalents, in shares of Common Stock with a fair market value equal to the option price, or a combination of cash and shares of Common Stock. The Employee Plan also allows for "cashless exercise," in which a licensed broker tenders to the Company cash equal to the exercise price (plus taxes required to be withheld) at the time the Company issues the stock certificates.

         Options granted under the Employee Plan generally are not transferable during the lifetime of the employee and Common Stock acquired prior to six months after the grant of any option may not be transferred prior to six months after grant.

         Options granted under the Employee Plan are expected to expire if not exercised within ten years from the date of grant and will terminate automatically upon an optionee's termination of employment or service with the Company (or three months thereafter, in the case of normal retirement in accordance with Company policy) unless otherwise provided in the option agreement pertaining to such option. If any optionee dies while in the employ or service of the Company or a subsidiary, his or her options, whether or not then exercisable, may be exercised by his or her estate or by a person who acquires the right to exercise such option by bequest or inheritance, within one year after the date of such death (but not later than the date the option would otherwise expire), unless otherwise provided in the option agreement. If an optionee's service or employment with the Company or a subsidiary is terminated by reason of permanent and total disability, his or her options, whether or not then exercisable, may be exercised within one year after such termination of service or employment (but not later than the date on which the option would otherwise expire), unless otherwise provided in the option agreement. In the event of a change in control of the Company (as defined in the Employee Plan), all outstanding options generally would immediately become exercisable.

         If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in Common Stock, or other increase or decrease in the outstanding shares of Common Stock effected without receipt of consideration by the Company, occurring after the effective date of the Employee Plan, the number and kinds of shares for the purchase of which options may be granted under the Employee Plan will be adjusted proportionately and accordingly by the Company. In addition, the number and kind of shares for which options are outstanding will be adjusted proportionately and accordingly so that the proportionate interest of the holder of the option immediately following such event will, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding options will not change the aggregate option price payable with respect to shares subject to the unexercised portion of the option outstanding but will include a corresponding proportionate adjustment in the option price per share.

         Upon dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation or other business combination of the Company with one or more other entities in which the Company is not the surviving entity, or upon the sale of all or substantially all of the assets of the Company to another entity, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board which results in any person or entity (or persons or entities acting as a group or otherwise in concert) owning 80 percent or more of the combined voting power of all classes of stock of the Company, the Employee Plan and all options outstanding thereunder will terminate, except to the extent a provision is made in connection with such transaction for the continuation of the Employee Plan and/or the assumption of the options or for the substitution for such options of new options covering the stock of a successor employer corporation, or parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and the per option exercise prices, in which event the Employee Plan and options theretofore granted will continue in the manner and under the terms so provided. In the event of such termination, all outstanding options will be exercisable in full during such period immediately prior to the occurrence of such termination as the Board of Directors in its sole discretion may determine and designate, whether or not such options are exercisable during such period.

         Subject to the foregoing, if the Company is the surviving corporation in any reorganization, merger, or consolidation of the Company with one or more corporations, any option granted pursuant to the Employee Plan will pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such option would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share option exercise price so that the aggregate option exercise price thereafter will be the same as the aggregate option exercise price of the shares remaining subject to the option immediately prior to such reorganization, merger, or consolidation.

         The Board of Directors of the Company may, at any time and from time to time, amend, suspend or terminate the Employee Plan as to shares of Common Stock as to which options have not been granted. However, the Board of Directors may not amend the Employee Plan, except subject to the approval of the Company's shareholders, if such amendment would: (1) materially increase the benefits accruing to eligible individuals under the Employee Plan; (2) change the requirements as to eligibility to receive options under the Employee Plan; or
(3) increase the maximum number of shares that may be sold pursuant to options granted under the Employee Plan, other than adjustments upon changes in capitalization.

         Unless previously terminated, the Employee Plan will terminate automatically on September 28, 2005, the tenth anniversary of the effective date of the Employee Plan. No termination, suspension or amendment of the Employee Plan may adversely affect the rights of the holder of an option without such holder's consent.

         FEDERAL INCOME TAX CONSEQUENCES

         The grant of an incentive stock option will not be a taxable event for the optionee or the Company. Generally, the grant of a non-qualified option should not be a taxable event for the optionee or the Company provided that, if the per-share exercise price of the option is less than the market value of a share of the Company Common Stock on the date of grant, there is a substantial risk, on the basis of all the facts and circumstances, that the value of the Company stock could be less than the option price during the term of the option.

         With respect to "incentive stock options," an optionee will not recognize taxable income upon the exercise of the option, and any gain realized upon a disposition of shares acquired pursuant to exercise of an incentive option will be taxed as capital gain, if the optionee holds the shares for at least two years after the date the incentive option was granted and for at least one year after the date the option was exercised. However, the excess of the fair market value of the Common Stock subject to an incentive option on the date of exercise (or, in some cases, on the date of expiration of restrictions as to the disposition of the shares, unless the optionee files a special tax election within 30 days after exercise) over the option exercise price will be includable in alternative minimum taxable income in the year of exercise (or the year in which such restrictions expire) for purposes of the alternative minimum tax. This excess increases the optionee's basis in the stock for purposes of the alternative minimum tax but not for purposes of the regular income tax. An optionee may be entitled to a credit against regular tax liability in future years for minimum taxes paid with respect to the exercise of incentive options. The Company and its subsidiaries will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive option, except as discussed below.

         For the exercise of an incentive option to qualify for favorable tax treatment, the optionee generally must be an employee of the Company or a subsidiary from the date the option is granted through a date within three months before the date of exercise. In the case of an optionee who is disabled, within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, (the "Code")(or the corresponding provision of any subsequently enacted tax statute), the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, the time for exercising incentive options after termination of employment and the holding period for stock received pursuant to the exercise of the option are waived. The Employee Plan generally requires, however, that incentive options be exercised within one year following the date of death of an employee, but not later than the time the option would expire by its terms.

         If all of the requirements for incentive option treatment are met except for the special holding period rules set forth above, the optionee will recognize ordinary income upon the disposition of the stock, generally in an amount equal to the excess of the fair market value of the stock at the time the incentive option was exercised over the option exercise price. The balance of the realized gain, if any, will be capital gain, and the rate of tax will depend upon how long the optionee held the stock. If the optionee sells the stock before satisfaction of the special holding period rules, but at a price below the fair market value of the stock at the time the incentive option was exercised, the amount of ordinary income will be limited to the excess of the amount realized on the sale over the option exercise price. If the optionee sells the stock before satisfaction of the holding period rules, the Company will be allowed a business expense deduction to the extent it complies with applicable reporting requirements and the optionee recognizes ordinary income.

         The Employee Plan provides that optionees may exercise an incentive option by tendering shares of Common Stock with a fair market value equal to part or all of the option exercise price. An exchange of common shares for common shares of the same corporation is ordinarily a nontaxable exchange, and the tax basis of the shares exchanged is treated as the substituted basis for the shares received. These rules would apply to use of shares of Common Stock to exercise an incentive option unless the optionee acquired the shares used to effect the exchange pursuant to exercise of an incentive option or another statutory option and did not satisfy the special holding period rules discussed above, in which case the tender of such shares would be a taxable transaction and the rules summarized above would apply.

         Upon exercise of a non-qualified option, however, the optionee will recognize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise (or, if the optionee is subject to certain restrictions, upon the lapse of those restrictions, unless the optionee makes a special tax election within 30 days after exercise). If the Company complies with the applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and at the same time as the optionee recognizes ordinary income. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the optionee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

         If an optionee surrenders shares of Common Stock in payment of part or all of the exercise price of a non-qualified option, no gain or loss will be recognized with respect to the shares surrendered, and the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received. However, the fair market value of any shares received in excess of the number of shares surrendered (i.e., the difference between the aggregate option exercise price and the aggregate fair market value of the shares received pursuant to exercise of the option) will be taxed as ordinary income. The optionee's basis of such additional shares is equal to the amount included in the optionee's income.

RECOMMENDATION OF THE BOARD OF DIRECTORS

APPROVAL OF THE EMPLOYEE PLAN AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES PRESENT AND ENTITLED TO VOTE THEREON AT THE ANNUAL MEETING, AT WHICH A QUORUM REPRESENTING A MAJORITY OF ALL OUTSTANDING VOTING STOCK IS, EITHER IN PERSON OR BY PROXY, PRESENT AND VOTING ON THE AMENDMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE EMPLOYEE PLAN AMENDMENT.

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


                      DIRECTOR STOCK OPTION PLAN AMENDMENT
                                  (PROPOSAL 4)

         The Board of Directors has amended (the "Director Plan Amendment"), subject to shareholder approval, the Non-Employee Director Non-Qualified Stock Option Plan to increase the number of shares available for compensating Non-Employee Directors. This amendment increases the number of available shares by 250,000 from 250,000 to 500,000 shares. Currently, there are 16,000 shares remaining available under the plan, so, unless this amendment is approved, there are insufficient shares with which the directors may be compensated for the near future.

         The Plan is intended to advance the interests of the Company by providing each member serving on the Board of Directors of the Company who is not, and has not within the past three years been, an officer or other salaried employee of the Company or any subsidiary, other than such an officer or other salaried employee who serves on an interim basis only (a "Non-Employee Director"), with an opportunity to acquire or increase a proprietary interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company and its subsidiaries, and will encourage such Non-Employee Directors to remain in the service of the Company or that of one or more of its subsidiaries.

         Without the adoption of the Director Plan Amendment, the Company may have to resume paying Non-Employee Directors monetary compensation to be able to retain qualified individuals. During this difficult financial time, the Director Plan Amendment would allow the Company to offer a cost-effective alternative to monetary compensation to the Non-Employee Directors which also would have the benefit of providing an added incentive to Non-Employee Directors to serve the Company faithfully and diligently. The Board of Directors believes that the proposed Director Plan Amendment would serve the interests of the Company and its stockholders by permitting the Company to obtain services from its Non-Employee Directors in return for option grants rather than for the Company's monetary resources, which then could be applied to other productive uses.

THE PRINCIPAL PROVISIONS OF THE EXISTING DIRECTOR PLAN ARE SUMMARIZED BELOW. SUCH SUMMARY DOES NOT, HOWEVER, PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE TERMS OF THE DIRECTOR PLAN.

DESCRIPTION OF THE DIRECTOR PLAN

         Under the terms of the Director Plan prior to adoption of this amendment, up to 125,000 shares of Common Stock were reserved for issuance under the Director Plan. The stock options granted under the Director Plan are non-qualified options. Based upon the closing price of the Company's Common Stock on February 14, 2002, the aggregate market value of the total number of shares of Common Stock underlying the stock options available for grant, including the shares that were added to the plan, subject to shareholder approval, is $125,000.

         Under the terms of the Director Plan, each Non-Employee Director serving on the Board of Directors on the effective date of the Director Plan (June 10, 1989) was granted an option to purchase 5,000 shares of Common Stock. Each Non-Employee Director subsequently elected to the Board of Directors became or will become entitled to receive an option to purchase 5,000 shares of Common Stock (until December 1997) or 10,000 shares (thereafter). In addition, each continuing Non-Employee Director received an automatic grant of a non-qualified stock option to purchase 1,000 shares of Common Stock in March of each year from 1990 through 1995, 3,000 shares of Common Stock in each of December 1996 and 1997, and 4,000 shares in December 1998. A special one-time grant of options to purchase 10,000 shares was granted to each continuing Non-Employee Director in December 1992. Each Non-Employee Director is also entitled to receive an automatic grant of a non-qualified stock option to purchase 4,000 shares of Common Stock in December of each year until the Director Plan expires. On June 21, 1999, the plan was modified to provide each Non-Employee Director with an option to purchase 6,000 shares of Common Stock, of which 1,500 would vest immediately with respect to each Non-Employee Director who was a Non-Employee Director, and who did not serve as an employee of, or receive compensation for services rendered as a consultant to, the Company during that period, and an additional 1,500 shares would vest for each three-month period during which the payment of monetary compensation to Non-Employee Directors remains suspended by the Board and such Non-Employee Director remains a Non-Employee Director and does not serve as an employee of, or receive compensation for services rendered as a consultant to the Company. There are currently six Non-Employee Directors entitled to receive annual grants pursuant to the Director Plan, Messrs. Brookman, Gaboriault, Gische, Levi, Lynn and Sickler.

         The option exercise price under the Director Plan is equal to 100% of the fair market value of Common Stock on the date the option is granted. Options granted under the Director Plan expire if not exercised within 10 years from the date of grant.

         Payment for shares purchased under the Director Plan, as amended, may be made either in cash or cash equivalents, in shares of Common Stock with a fair market value equal to the option price, or a combination of cash and shares of Common Stock. The Director Plan, as amended, also allows for "cashless exercise," in which a licensed broker tenders to the Company cash equal to the exercise price (plus taxes required to be withheld) at the time the Company issues the stock certificates.

         Options granted under the Director Plan continue to be in effect for the remainder of their respective terms notwithstanding termination of any optionee's service with the Company or a subsidiary.

         The Director Plan contains provisions with respect to the adjustment or termination of options in connection with a change in capitalization or other corporate transactions that are substantially identical to the Employee Plan provisions described above (see "Proposal 2--Description of the Employee Plan").

         The Board of Directors may, at any time and from time to time, amend, suspend or terminate the Director Plan as to any shares of Common Stock as to which options have not been granted. However, the Company's shareholders must approve any amendment that would (1) materially change the requirements as to eligibility to receive options under the Director Plan; (2) increase the maximum number of shares that may be sold pursuant to options granted under the Director Plan, other than adjustments upon changes in capitalization; (3) change the minimum option price, other than adjustments upon changes in capitalization; (4) increase the maximum period during which options may be exercised; (5) extend the term of the Director Plan; or (6) materially increase the benefits accruing to eligible individuals under the Director Plan.

         The Director Plan, which also allows for "cashless exercise," in which a licensed broker tenders to the Company cash equal to the exercise price (plus taxes required to be withheld) at the time the Company issues the stock certificates, will terminate automatically on April 30, 2001, unless previously terminated. No termination, suspension or amendment of the Director Plan may, without the consent of the optionee to whom an option has been granted, adversely affect the rights of the holder of the option.

         FEDERAL INCOME TAX CONSEQUENCES

         No gain or loss is recognized by the optionee at the time such an option is granted. Upon exercise of an option, the federal income tax consequences will be substantially the same as described above with respect to non-qualified options granted under the Employee Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

APPROVAL OF THE DIRECTOR PLAN AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK OF THE COMPANY ENTITLED TO VOTE THEREON AND WHO VOTE IN PERSON OR BY PROXY AT THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE DIRECTOR PLAN AMENDMENT.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Microlog's directors and executive officers and persons who own more than 10% of a registered class of Microlog's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Microlog. Such reporting persons are required by rules of the SEC to furnish Microlog with copies of all Section 16(a) reports they file.


         During 2001, the company filed the required Form 4's and Form 5's indicating the change in beneficial ownership resulting from the granting of qualified and non-qualified stock options with the exception of the most recent granting of stock options referred to in the footnotes in the section entitled "Security Ownership", pages 3 and 4 herein. On October 18, 2001, Mr. W. Joseph Brookman was elected to the board of directors. In accordance with the director plan, Mr. Brookman was granted an initial option to purchase 10,000 shares of common stock. However, these options were not delivered to Mr. Brookman until February 12, 2002. Accordingly, Mr. Brookman has not filed the Form 3 as of this writing.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at Microlog's 2002 annual meeting of shareholders must be received at Microlog's principal executive offices not later than December 19, 2001. Nothing in this paragraph shall be deemed to require Microlog to include in the proxy statement and proxy relating to the 2002 annual meeting of shareholders any shareholder proposal that does not meet all of the requirements for such inclusion in effect at that time.

                                  OTHER MATTERS

         The board of directors does not intend to present to the annual meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the annual meeting, it is the intention of the person named in the enclosed proxy to vote the shares represented thereby in accordance with the determination of a majority of the board of directors.

         The board of directors urges each shareholder, whether or not he or she intends to be present at the annual meeting, to complete, sign, and return the enclosed proxy as promptly as possible.

                                   By Order of the Board of Directors

                                   /s/ John C. Mears

                                   John C. Mears
                                   President and Chief Executive Officer

Dated:  ___________


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